 Exhibit 10.6
FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment ”) is made and entered into effective as of March 4, 2019 by and between Exactus, Inc. a Nevada corporation headquartered at 4870 Sadler Road, Suite 300, Glen Allen, VA 23060 (“Company”) and Philip J. Young, an individual (“Executive”).

W I T N E S S E T H:

WHEREAS, on January 11, 2019, the Executive and the Company entered into an Employment Agreement for the Executive’s service as Chief Executive Officer of the Company (the “Original Agreement); and

WHEREAS, the Executive and the Company desire to amend certain provisions of the Original Agreement,

NOW, THEREFORE, in consideration of the foregoing and their respective covenants and agreements contained in this document, the Company and the Executive hereby agree amend the Original Agreement as follows:

1. Severance Compensation. Section 6 of the Original Agreement, “Severance Compensation,” is hereby amended to read as follows:

“Upon termination of employment for any reason, the Executive shall be entitled to: (A) all Base Salary earned through the date of termination to be paid according to Section 4; (B) any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date to be paid according to Section 8; (C) any accrued but unused vacation time through the termination date in accordance with Company policy; and (D) any Annual Bonuses earned through the date of termination to be paid according to Section 5(a); and (E) all Share Awards earned and vested prior to termination.

Additionally, if the Executive’s employment is terminated prior to expiration of the Employment Period (including due to his death or Disability, as defined in Section 12(b)) unless the Executive’s employment is terminated for Cause (as defined in Section 12(c)) or the Executive terminates his employment without Good Reason (as defined in Section 12(d) and other than for a Change in Control as provided in Section 12(d) and Section 12(f)), the Executive shall be entitled to receive a cash amount equal to the lesser of: (i) such amount as the Executive would have been entitled to receive as an aggregate Base Salary for the balance of the Initial Term; or (ii) 50% of the amount of one year’s Base Salary as then in effect (the “Separation Payment”); provided, that the Executive executes an agreement releasing Company and its affiliates from any liability associated with this Agreement and such release is irrevocable at the time the Separation Payment is first payable under this Section 6 and the Executive complies with his other obligations under Section 13 of this Agreement. Subject to the terms hereof, one-half (1/2) of the Separation Payment shall be paid within thirty (30) days of the Executive’s termination of employment (“Initial Payment”), provided that the Executive has executed a release; and the balance of the Separation Payment shall be paid in substantially equal installments on the Company’s regular payroll dates beginning with the first payroll date coincident with or immediately following the Initial Payment and ending with the last payroll date that occurs in the third calendar year beginning after the Executive’s termination of employment.

The Executive may continue coverage with respect to the Company’s group health plans as permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for himself and each of his “Qualified Beneficiaries” as defined by COBRA (“COBRA Coverage”). The Company shall reimburse the amount of any COBRA premium paid for COBRA Coverage timely elected by and for the Executive and any Qualified Beneficiary of the Executive, and not otherwise reimbursed, during the period that ends on the earliest of (x) the date the Executive or the Qualified Beneficiary, as the case may be, ceases to be eligible for COBRA Coverage, (y) the last day of the consecutive eighteen (18) month period following the date of the Executive’s termination of employment and (z) the date the Executive or the Qualified Beneficiary, as the case may be, is covered by another group health plan. To reimburse any COBRA premium payment under this paragraph, the Company must receive documentation of the COBRA premium payment within ninety (90) days of its payment. “

2. Clawback Rights. Section 7 of the Original Agreement, “Clawback Rights,” is hereby amended to read as follows:

“The Annual Bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results directly attributable to the Executive from which any Clawback Benefits to the Executive shall have been determined, the Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and the Executive. The Clawback Rights shall terminate following a Change of Control as defined in Section 12(f), subject to applicable law, rules and regulations. For purposes of this Section 7, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”). The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and require recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and such rules and regulations as hereafter may be adopted and in effect.”

3. Vacation. Section 10, “Vacation,” of the Original Agreement is hereby amended to read as follows:

“During the term of this Agreement, the Executive shall be entitled to accrue, on a pro rata basis, two (2) weeks paid vacation per year. Vacation shall be taken at such times as are mutually convenient to the Executive and the Company and no more than seven (7) consecutive days shall be taken at any one time without Company approval in advance.”

4. Other Terms Unchanged. All other terms and conditions of the Original Agreement shall remain in full force and effect as set forth therein.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this First Amendment To Executive Employment Agreement to be executed as of the date first above written.

EXACTUS, INC. By: /s/ Philip Young Name: Philip Young Title: _____________________________ Date Signed: ________________________
PHILIP Y. YOUNG Executive /s/ Philip Young Date Signed: _________________________